Exhibit 99.1
MEDIA: Kelli Christman, (816) 201-0727, kelli.christman@cerner.com
INVESTORS: Allan Kells, (816) 201-2445, allan.kells@cerner.com
Cerner’s Internet Home Page: www.cerner.com
CERNER CHIEF OPERATING OFFICER TO RETIRE
KANSAS CITY, Mo. — July 13, 2007— Cerner Corp. (NASDAQ: CERN) today announced that Paul M. Black, executive vice president and chief operating officer, has decided to retire effective Aug. 31, 2007.
“Paul has been an important part of Cerner’s growth over the past 13 years”, said Neal Patterson, Cerner’s chairman and chief executive officer. “He leaves the company with a significant legacy, having helped create a strong client-focused leadership team that can build on Paul’s accomplishments.”
Black joined Cerner in 1994 as the regional vice president responsible for sales and delivery for the company’s Kansas City branch. He subsequently held a series of increasingly important positions within Cerner, and was the executive responsible for U.S. sales and delivery from 2003 to 2006. Most recently, Black was the lead executive for the company’s activities in two new growth areas, Healthe Employer Services and DeviceWorks, Cerner’s emerging healthcare device organization. Black was promoted to executive vice president in 2000 and appointed chief operating officer in 2005.
Bill Wing, vice president, will continue as the executive with primary responsibility for the company’s Healthe Employer Services initiatives and Bill Miller, vice president, will continue to be primarily responsible for DeviceWorks.
The company is not currently planning to name a new chief operating officer.
About Cerner

Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
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